UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2026

THE TIMKEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Ohio (State or Other Jurisdiction of Incorporation)	1-1169 (Commission File Number) 4500 Mt. Pleasant St. NW North Canton, Ohio (Address of Principal Executive Offices)	34-0577130 (IRS Employer Identification No.) 44720-5450 (Zip Code)

234.262.3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, without par value	TKR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 2, 2026, The Timken Company (the “Company”) entered into a Sixth Amended and Restated Credit Agreement (the “Credit Agreement”) with certain subsidiaries of the Company from time to time party thereto, as designated borrowers, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents, JPMorgan Chase Bank, N.A., as Paying Agent for the Non-EEA Agented Borrowers , J.P. Morgan SE, as Paying Agent for the EEA Agented Borrowers, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as L/C Issuers, JPMorgan Chase Bank, N.A., as Swing Line Lender, and the other lenders from time to time party thereto (collectively, the “Lenders”). The Credit Agreement amends and restates the Company’s previous revolving credit agreement, dated as of December 5, 2022 (the “Existing Revolving Credit Agreement”), and the proceeds thereof will be used (i) to refinance the Existing Revolving Credit Agreement and (ii) for general corporate purposes, including working capital, capital expenditures, permitted acquisitions, and to repay, redeem or refinance existing or future indebtedness. The Credit Agreement provides for a $1.2 billion unsecured revolving credit facility. The revolving credit facility matures on July 2, 2031. The interest rate applicable to the loans under the Credit Agreement is based on grid pricing determined by the Company’s debt rating. In addition, the Company will pay a facility fee based on its debt rating times the aggregate revolving credit commitments of all of the Lenders. The Credit Agreement is not secured by assets of the Company or any of its subsidiaries.

The Credit Agreement contains certain customary representations, warranties and covenants, including financial covenants that require the Company to maintain a consolidated net leverage ratio and a consolidated interest coverage ratio in accordance with the limits set forth therein.

The Credit Agreement is subject to customary events of default. If any event of default occurs and is continuing, the Lenders may instruct the administrative agents to accelerate amounts due under the Credit Agreement (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable) and exercise other rights and remedies.

The foregoing description of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Lenders and the agents (and each of their respective subsidiaries or affiliates) of the Credit Agreement have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Sixth Amended and Restated Credit Agreement, dated as of July 2, 2026, among The Timken Company, certain subsidiaries of The Timken Company party thereto, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Administrative Agents, and the Lenders Party thereto.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Portions of this exhibit have been omitted, which portions will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY

July 6, 2026	By:	/s/ Michael A. Discenza
Michael A. Discenza
Executive Vice President and Chief Financial Officer